Exhibit 99.1

            Cytec Reports Fourth Quarter and Full Year EPS

    WEST PATERSON, N.J.--(BUSINESS WIRE)--Jan. 20, 2005--Cytec Industries Inc. (NYSE:CYT) announced today that net earnings available to common stockholders for the fourth quarter of 2004 were $45.1 million or $1.09 per diluted share, on net sales of $451 million, including an after tax net gain of $17.1 million or $0.41 per diluted share related to foreign currency and interest rate hedging transactions associated with the anticipated acquisition of UCB's Surface Specialties business. Excluding this special item, net earnings available to common stockholders for the fourth quarter of 2004 were $28.0 or $0.68 per diluted share. Net earnings available to common stockholders for the comparable period of 2003 were $14.6 million, or $0.36 per diluted share, on net sales of $362 million.
    David Lilley, Chairman, President and Chief Executive Officer, said, "Overall, sales for the fourth quarter were up 25% compared to the prior year period. Sales volumes were up 16%, selling prices were up 7% and exchange rate changes added 2%. Raw material and energy costs, continuing their upward trend, were significantly higher and were well above the prior year period."

    Water and Industrial Process Chemicals Sales increased 14%;
Operating Earnings increase to $7 million

    In Water and Industrial Process Chemicals, sales volumes increased 11%, exchange rate changes benefited sales by 3% while selling prices were flat. Sales volumes were up in all product lines. The major contributors were sales of Water Treatment chemicals globally and Mining Chemicals, particularly in Latin America, where high production rates continue at the major copper producers.
    The increase in operating earnings was the result of higher demand levels only partially offset by significantly higher raw material and energy costs.

    Performance Products Sales increased 12%; Operating Earnings increase to $11 million

    In Performance Products, sales volumes increased 9% with all product lines contributing as a result of improved demand and new business. Exchange rate changes increased sales 2% and selling prices were up 1%.
    Operating earnings improved significantly primarily due to the higher sales and improved manufacturing operations which more than offset the effect of higher raw material and energy costs.

    Specialty Materials Sales increased 21% and Operating Earnings increase to $14 million

    In Specialty Materials, sales volumes were up 20%, selling prices were flat while exchange rate changes added 1%. The increase in selling volumes was across all sectors with the largest increases in the large commercial aircraft, rotorcraft, military and high performance automotive sectors.
    The increased operating earnings reflect the leverage impact of the higher sales volumes offset somewhat by increased manufacturing and commercial costs to service the higher demand levels as well as investments made on growth opportunities for this business.

    Building Block Chemicals Sales increased 84% and Operating
Earnings increase to $8 million

    Building Block Chemicals sales volumes increased 33% while selling prices were up 49% and exchange rate changes added 2%. Acrylonitrile volumes increased significantly although reflected in this is a large shipment that was scheduled for the end of September that was moved to early October due to transportation availability. In addition, our manufacturing facility ran well while fourth quarter 2003 acrylonitrile volumes were negatively impacted by production difficulties.
    Operating earnings improved versus the year ago period as the higher selling volumes and selling price increases more than offset the impact of the significantly higher raw material costs.

    Earnings in Associated Companies

    Sales and earnings of our associated company, CYRO Industries, were up from the year ago period as higher sales volumes and selling prices offset increased raw material costs.

    Special Item

    James P. Cronin, Executive Vice President and Chief Financial Officer, stated, "During the quarter we recorded a net pre-tax gain of $26.8 million pertaining to foreign currency and interest rate hedging transactions for the anticipated acquisition of the Surface Specialties business of UCB Group that we announced on October 1, 2004. As stated in prior communications, currency and interest rate derivatives we entered into as a result of our hedging strategy for the anticipated acquisition requires mark to market accounting. Hence, one can expect volatility in our earnings relating to these hedges. While we recorded a gain in the fourth quarter of 2004, our outstanding hedges valued as of the close of business yesterday would produce a pre-tax loss of $50.4. So after taking into account the gains recorded in 2004 and the value of the outstanding hedges as of the close of business yesterday, the net loss position on our hedging transactions to date would be a pre-tax loss of $23.6 million. While any gains or losses on these transactions will be recorded through the income statement up to the date of the acquisition, economically, one can view any hedge gains or losses as part of the transaction cost or debt issuance as the case may be.
    "In 2004, the hedging transactions are taxed at an incremental U.S. rate of 36% while the rest of Cytec earnings were recorded at an annual effective tax rate of 21%. Hence, Cytec's reported effective tax rate for the fourth quarter and full year 2004 is 29% and 23%, respectively."

    Cash Flow

    Fourth quarter cash flow generated by operations was $83 million bringing the full year total to $167 million. Cash flow from operations for the quarter includes $19 million related to closing several currency hedges that were entered into relative to the anticipated acquisition of the Surface Specialties business. Receivable dollars decreased as days outstanding were lower by about three from last quarter. Inventory dollars increased and days increased about three from last quarter as expected future product demand remains strong. Capital expenditures were $35 million in the quarter bringing the full year amount to $89 million. Several incremental expansion and cost reduction projects began in the quarter.

    Pending Acquisition Status

    Mr. Lilley continued, "On October 1, 2004 Cytec announced it had signed a definitive agreement to purchase the Surface Specialties business of UCB Group, a Belgium biopharmaceutical and specialty chemical company, for cash and stock valued at EUR 1.5 billion. The acquisition is subject to customary closing conditions including the approval of regulatory authorities. We had set an ambitious closing deadline for the transaction and have received approval from the European Commission. However, we are still awaiting approval from the U.S. Federal Trade Commission (FTC). The FTC has requested additional information on the transaction and we are hopeful the closing will occur at the end of February, 2005."

    2005 Outlook

    Mr. Lilley continued, "Our strong sales momentum continued through the fourth quarter of 2004 although raw material and energy costs also continued their upward trend. Costs for oil and natural gas have not subsided and many raw materials are in short supply. Our major supplier of propylene recently announced a force majeure for equipment repairs and we are anticipating an allocation of approximately 85% of our supply of propylene from this supplier for up to six months. We are reviewing the impact of this curtailment and its potential effect on downstream products on Cytec although we do not expect a significant impact from this on our first quarter results. We are continuing our selling price initiatives but we are still catching up to the continuing upward trend of raw material costs. The outlook for global demand remains positive and our focus is on keeping our plants running efficiently to meet the market demand.
    "With the closing date of the pending acquisition moving later into the first quarter we will provide guidance for full year 2005 with our first quarter earnings release rather than at this point in time."
    Lilley continued, "We are entering 2005 with good top line momentum and are closely monitoring raw material availability and cost trends. We have a good business model today and look forward to the acquisition of the Surface Specialties business. We believe the addition of Surface Specialties will create even more opportunities to generate additional shareholder value."

    Full Year Results

    Net earnings available to common stockholders for the full year ended December 31, 2004 were $116.2 million or $2.84 per diluted share on sales of $1,721 million. Included in full year earnings are the following special items: a pre-tax charge of $6.1 million ($4.8 million after tax) or $0.12 per diluted share in connection with the settlement of several environmental and toxic tort lawsuits, a pre-tax charge of $8.0 million ($6.2 million after tax or $0.15 per diluted share) relating to settlements of carbon fiber litigation matters, a pre-tax charge of $2.0 million ($1.6 million after tax or $0.04 per diluted share) relating to the settlement of disputed matters with the holder of the Company's Series C preferred stock, a charge to net earnings available to common stockholders of $9.9 million ($0.24 per diluted share) related to the redemption of the Company's Series C preferred stock, a $2.4 million tax credit, or $0.06 per diluted share, from a favorable outcome of a recently completed international tax audit and a net pre-tax gain of $26.8 million ($17.1 million after tax or $0.42 per diluted share) pertaining to hedging anticipatory transactions related to the expected purchase of UCB Groups Surface Specialty business. Excluding these items, net earnings available to common stockholders were $119.0 million or $2.91 per diluted share.
    Net earnings available to common stockholders for the full year ended December 31, 2003 were $77.4 million or $1.93 per diluted share on sales of $1,472 million, after a cumulative effect of a change in accounting principle of $13.6 million after tax, or $0.34 per diluted share, for the adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations." Before the accounting change, net earnings available to common stockholders were $91.0 million or $2.27 per diluted share.

    Use of Non-GAAP Measures

    Management believes that net earnings available to common stockholders and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles
(GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of non-GAAP measurements to GAAP can be found at the end of this release.

    Investor Conference Call to be Held on January 21, 2005, 11:00
A.M. EST

    Cytec will host their fourth quarter earnings release conference call on January 21, 2005 at 11:00 a.m. EST. The conference call will also be simultaneously webcast for all investors from Cytec's website www.cytec.com. Select the Investor Relations page to access the live conference call.
    A recording of the conference call may be accessed by telephone from 2:00 p.m. EST on January 21, 2005 until February 11, 2005 at 11:00 p.m. EST by calling 888-203-1112 (U.S.) or 719-457-0820
(International) and entering access code 314079. The conference call recording will also be accessible on Cytec's website for 3 weeks after the conference call.

    Forward-Looking and Cautionary Statements

    Except for the historical information and discussions contained herein, statements contained in this release may constitute
"forward-looking statements" within the meaning of the Private
Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec's filings with the Securities and Exchange Commission.

    Corporate Profile

    Cytec Industries is a specialty chemicals and materials technology company with sales in 2004 of $1.7 billion. Its growth strategies are based on developing technologically advanced customer solutions for global markets including: aerospace, coatings, mining, plastics and water treatment.


                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
            (Millions of dollars, except per share amounts)

                                Three Months Ended Twelve Months Ended
                                   December 31,       December 31,
                                ------------------ -------------------

                                     2004    2003      2004      2003
                                ---------- ------- --------- ---------

Net sales                          $450.6  $361.9  $1,721.3  $1,471.8

Manufacturing cost of sales         350.9   279.0   1,311.1   1,114.9
Selling and technical services       36.0    34.2     139.8     126.9
Research and process development     10.6     9.9      40.0      35.2
Administrative and general           15.3    12.9      65.1      49.7
Amortization of acquisition
 intangibles                          1.4     1.4       5.6       4.0
                                ---------- ------- --------- ---------

Earnings from operations             36.4    24.5     159.7     141.1

Other income (expense), net          29.5    (1.8)     16.8      (5.7)
Equity in earnings of associated
 companies                            2.2     1.9       5.2       7.2
Interest expense, net                 4.4     4.3      17.4      16.2
                                ---------- ------- --------- ---------

Earnings before income taxes and
 cumulative effect of accounting
 change                              63.7    20.3     164.3     126.4

Income tax provision                 18.6     5.7      38.2      35.4
                                ---------- ------- --------- ---------

Earnings before cumulative
 effect of accounting change         45.1    14.6     126.1      91.0

Cumulative effect of accounting
 change, net of taxes of $7.3           -       -         -     (13.6)

                                ---------- ------- --------- ---------
Net earnings                        $45.1   $14.6    $126.1     $77.4

Premium paid to redeem preferred
 stock                                  -       -       9.9         -

                                ---------- ------- --------- ---------
Net earnings available to common
 stockholders                       $45.1   $14.6    $116.2     $77.4
                                ========== ======= ========= =========

Basic earnings per common share:
  Net earnings available to
   common stockholders before
   accounting change                $1.13   $0.37     $2.94     $2.34
  Cumulative effect of
   accounting change                    -       -         -     (0.35)
                                ---------- ------- --------- ---------
 Net earnings available to
  common stockholders               $1.13   $0.37     $2.94     $1.99
                                ========== ======= ========= =========

Diluted earnings per common
 share:
  Net earnings available to
   common stockholders before
   accounting change                $1.09   $0.36     $2.84     $2.27
  Cumulative effect of
   accounting change                    -       -         -     (0.34)
                                ---------- ------- --------- ---------
  Net earnings available to
   common stockholders              $1.09   $0.36     $2.84     $1.93
                                ========== ======= ========= =========


                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                  CONSOLIDATED NET SALES AND EARNINGS
                  FROM OPERATIONS BY BUSINESS SEGMENT
                         (Millions of dollars)

                                Three Months Ended Twelve Months Ended
                                   December 31,       December 31,
                                ------------------ -------------------
                                     2004    2003      2004      2003
                                ---------- ------- --------- ---------

Net sales
---------

Water and Industrial Process
 Chemicals                         $109.7  $ 96.6  $  409.1  $  362.2
Performance Products
  Sales to external customers       137.0   121.8     564.6     489.8
  Intersegment sales                  1.6       -       5.0         -
Specialty Materials                 117.4    96.6     487.0     408.6
Building Block Chemicals
  Sales to external customers        86.5    46.9     260.6     211.2
  Intersegment sales                 25.3    15.5      85.0      65.7
                                    ------  ------  --------  --------
Net sales from segments             477.5   377.4   1,811.3   1,537.5
Elimination of intersegment
 revenue                            (26.9)  (15.5)    (90.0)    (65.7)
                                    ------  ------  --------  --------

Total consolidated net sales       $450.6  $361.9  $1,721.3  $1,471.8
----------------------------------------------------------------------

                             % of       % of         % of        % of
                             sales      sales        sales       sales
                             -----      -----        -----       -----
Earnings (loss) from
 operations
--------------------

Water and Industrial
 Process Chemicals     $ 7.0  6%  $ 5.2  5%   $ 21.2  5%  $ 20.3  6%
Performance Products    11.0  8%    6.7  6%     57.2 10%    37.3  8%
Specialty Materials     14.2 12%   10.9 11%     84.2 17%    66.3 16%
Building Block
 Chemicals               7.5  7%    2.6  4%     14.8  4%    20.3  7%
                        -----      -----       ------      ------

Earnings from segments  39.7  8%   25.4  7%    177.4 10%   144.2  9%

Corporate and
 Unallocated            (3.3)      (0.9)       (17.7)       (3.1)
                        -----      -----       ------      ------

Total consolidated
 earnings from
 operations            $36.4  8%  $24.5  7%   $159.7  9%  $141.1 10%
----------------------------------------------------------------------


                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
       (Millions of dollars, except share and per share amounts)

                                             December 31, December 31,
                                                 2004         2003
                                             ------------ ------------
ASSETS
Current assets
     Cash and cash equivalents                    $323.8       $251.1
     Accounts receivable, less allowance for
      doubtful accounts of $6.7 and $7.6 in
      2004 and 2003, respectively                  248.2        217.1
     Other accounts receivable                      54.1         50.2
     Inventories                                   222.1        176.0
     Deferred income taxes                          29.9          8.2
     Other current assets                           29.3          8.8
                                             ------------    ---------
          Total current assets                     907.4        711.4

Investment in associated companies                  84.4         82.1

Plants, equipment and facilities, at cost        1,627.2      1,538.3
     Less: accumulated depreciation               (948.6)      (875.4)
                                             ------------    ---------
          Net plant investment                     678.6        662.9

Acquisition intangibles, net of accumulated
 amortization                                       66.8         69.9

Goodwill                                           342.4        339.7

Deferred income taxes                               64.2         85.7

Other assets                                        81.2         74.2
                                             ------------    ---------

Total assets                                    $2,225.0     $2,025.9
                                             ============    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
     Short-term borrowings                        $    -         $9.3
     Accounts payable                              138.1         93.5
     Accrued expense                               178.1        170.5
     Income taxes payable                           58.9         63.2
                                             ------------    ---------

          Total current liabilities                375.1        336.5

Long-term debt                                     419.1        416.2
Pension and other postretirement benefit
 liabilities                                       348.3        345.0
Other noncurrent liabilities                       174.5        172.8
Stockholders' equity
     Preferred stock, 20,000,000 shares
      authorized, issued and outstanding 0
      and 4,000 shares Series C Cumulative at
      2004 and 2003, respectively; $0.01 par
      value at liquidation value of $25 per
      share                                            -          0.1
     Common stock, $0.01 par value per share,
      150,000,000 shares authorized, issued
      48,132,640 shares                              0.5          0.5
     Additional paid-in capital                    122.8        122.2
     Retained earnings                           1,083.1        982.9
     Unearned compensation                          (3.1)        (5.3)
     Minimum pension liability adjustment         (108.3)       (96.8)
     Unrealized (loss) gain on derivative
      instruments                                   (0.5)         0.3
     Accumulated translation adjustments            74.5         38.0
     Treasury stock, at cost, 8,297,863
      shares in 2004 and 9,139,897 shares in
      2003                                        (261.0)      (286.5)
                                             ------------    ---------

          Total stockholders' equity               908.0        755.4
                                             ------------    ---------

Total liabilities and stockholders' equity      $2,225.0     $2,025.9
                                             ============    =========


                         CYTEC INDUSTRIES INC.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (Millions of dollars)

                                                 Twelve Months Ended,
                                                     December 31,
                                                     ------------
                                                      2004       2003
                                                 ---------- ----------
Cash flows provided by (used for) operating
 activities
     Net earnings                                   $126.1      $77.4
     Noncash items included in earnings:
          Dividends from associated companies
           less than earnings                         (2.6)      (1.8)
          Depreciation                                86.6       85.9
          Amortization                                12.2        7.7
          Deferred income taxes                       16.4       14.5
          Unrealized net Gain on derivative
           instruments                                (7.9)         -
          Cumulative effect of change in
           accounting principle, net of tax              -       13.6
          Other                                        0.7       (0.5)
     Changes in operating assets and liabilities
          Trade accounts receivable                  (24.1)      13.6
          Other receivables                           (2.0)      (7.9)
          Inventories                                (38.7)     (12.2)
          Accounts payable                            36.5      (13.4)
          Accrued expenses                            (7.3)      (8.6)
          Income taxes payable                         7.9        9.2
          Other assets                                 0.4       (1.1)
          Other liabilities                          (36.8)     (44.0)
                                                 ---------- ----------

Net cash flows provided by operating activities      167.4      132.4
                                                 ---------- ----------

Cash flows provided by (used for) investing
 activities
     Additions to plants, equipment and
      facilities                                     (89.3)     (93.8)
     Proceeds received on sale of assets               0.7        0.1
     Business acquisition costs                       (4.6)
     Acquisitions of businesses, net of cash
      received                                                 (101.6)
     Advance payment received on land lease            9.1          -
                                                 ---------- ----------

Net cash flows used for investing activities         (84.1)    (195.3)
                                                 ---------- ----------

Cash flows provided by (used for) financing
 activities
     Proceeds from the exercise of stock options      24.6       14.5
     Purchase of treasury stock                      (13.1)     (27.7)
     Change in short-term borrowings                  (9.3)      (0.3)
     Payments of long-term debt                          -     (100.0)
     Redemption of Series C preferred stock          (10.0)         -
     Proceeds from long-term debt                        -      198.9
     Proceeds from termination of interest rate
      swap                                             2.9          -
     Cash dividends                                  (15.7)         -
                                                 ---------- ----------

Net cash flows (used for) provided by financing
 activities                                          (20.6)      85.4
                                                 ---------- ----------

Effect of exchange rate changes on cash and cash
 equivalents                                          10.0       18.6
                                                 ---------- ----------

Increase in cash and cash equivalents                 72.7       41.1

Cash and cash equivalents, beginning of period       251.1      210.0
                                                 ---------- ----------

Cash and cash equivalents, end of period            $323.8     $251.1
                                                 ========== ==========


                         Cytec Industries Inc.
             Reconciliation of GAAP and Non-GAAP Measures

Management believes that net earnings available to common shareholders and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles
(GAAP) and should not be viewed as an alternative to GAAP measures of performance.

                 Three Months Ended December 31, 2004
----------------------------------------------------------------------
GAAP Net Earnings Available To Common Stockholders              $45.1
Net gains on anticipatory currency and interest rate hedging
 transactions (After tax)                                       (17.1)
                                                               =======
Non-GAAP Net Earnings Available To Common Stockholders          $28.0
                                                               =======

GAAP Diluted Earnings per Share                                 $1.09
Net gains on anticipatory currency and interest rate hedging
 transactions (After Tax)                                       (0.41)
                                                               =======
Non-GAAP Diluted Earnings per Share                             $0.68
                                                               =======

                   Full Year Ended December 31, 2004
----------------------------------------------------------------------
GAAP Net Earnings Available To Common Stockholders             $116.2
Add: Environment & Toxic Tort Settlement Charge (After Tax)       4.8
Premium Paid To Redeem Series C Preferred Stock                   9.9
Settlement Of Disputed Matters With Series C Holders (After Tax)  1.6
Settlements Of Carbon Fiber Litigation Matters (After Tax)        6.2
Subtract: Reduction in income tax provision*                     (2.4)
Net gains on anticipatory currency and interest rate hedging
 transactions (After tax)                                       (17.1)
                                                               =======
Non-GAAP Net Earnings Available To Common Stockholders         $119.0
                                                               =======

GAAP Diluted Earnings per Share                                 $2.84
Add: Environment & Toxic Tort Settlement Charge (After Tax)      0.12
Premium Paid To Redeem Series C Preferred Stock                  0.24
Settlement Of Disputed Matters With Series C Holders (After Tax) 0.04
Settlements Of Carbon Fiber Litigation Matters (After Tax)       0.15
Subtract: Reduction in income tax provision*                    (0.06)
Net gains on anticipatory currency and interest rate hedging
 transactions (After Tax)                                       (0.42)
                                                               =======
Non-GAAP Diluted Earnings per Share                             $2.91
                                                               =======

* Due to favorable completion of several years of tax audits in an international jurisdiction.
  Numbers may not add due to rounding.


    CONTACT: Cytec Industries Inc.
             (Investment Community)
             David M. Drillock, 973-357-3249
              OR
             (Media)
             Gail Petersen, 973-357-3319
             www.cytec.com